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                                                                      EXHIBIT 5
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                          STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") dated as of September 28, 1997, by and between Graphic Industries, Inc., a Georgia corporation ("Seller") and Carter D. Pope, an individual resident of the State of Georgia ("Purchaser").


                            W I T N E S S E T H:

     WHEREAS, Seller is herewith entering into an Agreement and Plan of Merger among Seller, Wallace Computer Services, Inc., a Delaware corporation ("Parent"), Greenwich Acquisition Company, Inc., a Georgia corporation and a wholly owned subsidiary of Parent ("Sub") (the "Merger Agreement"), pursuant to which Seller will be acquired by Parent by means of a tender offer to be made by Sub for all of the issued and outstanding shares of Common Stock of Seller, followed, to the extent necessary, by a merger of Seller with Sub; and

     WHEREAS, Parent has advised Seller that the businesses conducted by Atlanta Blue Print Co., a Georgia corporation and a wholly owned subsidiary of Seller, and by Imaging Technologies Services, Inc., a Georgia corporation and a wholly owned subsidiary of Seller (collectively, the "Companies"), are not consistent with the long term strategic objectives of Parent as they relate to the acquisition of Seller by Parent; and

     WHEREAS, Seller wishes to sell to Purchaser and Purchaser wishes to purchase from Seller all of the issued and outstanding common stock of each of the Companies upon the terms and conditions herein:

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                  ARTICLE 1
                         PURCHASE AND SALE OF SHARES

     Section 1.1 Agreement to Sell. At the Closing (as defined herein), Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of common stock (collectively, the "Shares") of each of the Companies, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.



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     Section 1.2  Agreement to Purchase.  At the Closing, Purchaser shall purchase the Shares from Seller, upon and subject to the terms and conditions of this Agreement, in exchange for the Purchase Price (as defined herein).

     Section 1.3 The Purchase Price. The purchase price to be paid to Seller by Purchaser for the Shares (the "Purchase Price") shall be Seven Million Sixty-Five Thousand One Hundred Seventy-Three Dollars ($7,065,173).

     Section 1.4 Payment of the Purchase Price. Purchaser shall pay the Purchase Price to Seller for the Shares in cash at the Closing.


                                  ARTICLE 2
                                   CLOSING

     Section 2.1 Closing. The closing (the "Closing") of the purchase and sale of the Shares shall take place immediately following the Acceptance for Payment (as defined herein) at the offices of Powell, Goldstein, Frazer, & Murphy LLP, Sixteenth Floor, 191aPeachtree Street, NE, Atlanta, Georgia 30303, or such other date and time as mutually agreed upon by Purchaser and Seller.

     Section 2.2 Items to be Delivered by Purchaser. At the Closing and subject to the terms and conditions herein, Purchaser shall pay to Seller the Purchase Price set forth in Articlea1 by certified or official bank check or by wire transfer in immediately available funds to the account of Seller.

     Section 2.3 Items to be Delivered by Seller. At the Closing and subject to the terms and conditions contained herein, Seller shall deliver to Purchaser stock certificates evidencing the Shares duly endorsed for transfer into the name of Purchaser.


                                  ARTICLE 3
            REPRESENTATIONS , WARRANTIES AND COVENANTS OF SELLER

     Section 3.1 Representations and Warranties. Seller represents and warrants to Purchaser as follows:

                 (a) Corporate Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

                 (b) Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Seller, and the consummation by


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Seller of the transactions contemplated hereby, have been duly authorized, and no other corporate action or proceeding is necessary for the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby.

                 (c) Binding Agreement. This Agreement has been duly and validly executed and delivered by Seller and is a legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by an implied covenant of good faith and fair dealing.

                 (d) Ownership, Etc. of the Shares. Seller is the record and beneficial owner of the Shares and upon release by NationsBank, N.A., as collateral agent, of its security interest therein, delivery of the certificates therefor as contemplated herein will transfer good and valid title to the shares, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever. The Shares constitute all of the issued and outstanding capital stock of the Companies. Prior to the Closing, Seller will obtain from NationsBank, N.A. a release of its security interest in the Shares.

     Section 3.2 Release from Guaranty; Transfer of Real Property. Prior to the Closing, (i) Seller shall obtain a release of the Companies from their respective obligations under the Amended and Restated Guaranty dated as of July 15, 1997 in favor of NationsBank, N.A., in its capacity as agent, and in favor of the Lenders described therein and (ii) will convey to Purchaser, free and clear of all liens and encumbrances, the real property and improvements thereon occupied by the Companies and located at 655 Lambert Drive, Atlanta, Georgia, including the adjacent parking lot.

     Section 3.3 Operation of the Companies' Pending Closing. Between now and the Closing, Seller shall cause the corporate existence of each of the Companies to be maintained and shall not permit the declaration or payment of any dividends on or other distributions in respect of its capital stock or a split, combination or reclassification of their capital stock or the issuance or authorization or proposed issuance of any other securities of the Companies or the repurchase, redemptions, or acquisition of any of their capital stock. All indebtedness of the Companies for money borrowed and all intercompany loans to the Companies shall be assumed by or transferred to Seller at or prior to the Closing, and no such indebtedness of the Companies shall be assumed by Purchaser. Seller shall not permit either of the Companies to incur any obligation or commitment, except in the ordinary course of business or with the consent of the Purchaser, prior to the Closing.

     Section 3.4 Cooperation with Purchaser. Seller agrees to cooperate with Purchaser insofar as reasonably requested by Purchaser and to furnish such information in Seller's possession concerning the business, operations and financial condition of each of the Companies to any lender or proposed lender to Purchaser in order that Purchaser may obtain financing for



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the purchase of the Shares, provided that any such information or documents furnished to a lender or prospective lender shall be furnished under the terms of a confidentiality agreement reasonably acceptable to Seller and each of the Companies.


                                  ARTICLE 4
           REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

     Purchaser represents and warrants, and agrees with, to Seller as follows:

     Section 4.1 Binding Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and is a legal, valid, and binding obligation of Purchaser, enforceable against him in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law), or by an implied covenant of good faith and fair dealing.

     Section 4.2 Purchase of the Companies on an As-Is, Where-Is Basis. Purchaser agrees that he is purchasing the Shares without the benefit of any representations or warranties of the Seller other than those contained herein and that the acquisition of the Companies pursuant to this Agreement is made on an "as-is, where-is" basis. Purchaser acknowledges that, as the President and Chief Executive Officer of each of the Companies, he is familiar with the business, operations, financial condition and prospects of each of the Companies and that he has all information regarding the Companies necessary for him to make an informed business decision regarding the purchase of the Shares.

     Section 4.3 Acquisition of Shares for Investment. Purchaser is acquiring the Shares for investment only and not with a view to resale or distribution thereof. Purchaser will not sell or otherwise dispose of the Shares in violation of applicable Federal and state securities laws.


                                  ARTICLE 5
                             CONDITIONS TO CLOSE

     Section 5.1 Tender Offer. The respective obligation of each party hereto to consummate the transaction contemplated hereby shall be subject to the satisfaction (or waiver by each party) at or prior to the Closing of the condition that Parent shall have completed its tender offer for the issued and outstanding shares of Common Stock of Seller and accepted for payment ("Acceptance for Payment") shares of Common Stock of Seller pursuant to such tender offer.



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                                  ARTICLE 6
                             GENERAL PROVISIONS

     Section 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                        (a)  If to Seller, to:

                             Graphic Industries, Inc.
                             2155 Monroe Drive, N.E.
                             Atlanta, Georgia  30324
                             Attn:  President

                        (b)  If to Purchaser, to:

                             Carter D. Pope
                             3015 Rivermeade Drive, N.W.
                             Atlanta, Georgia  30327

     Section 6.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 6.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 6.4 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     Section 6.5 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Georgia (without giving effect to the provisions thereof relating to conflicts of the law).

     Section 6.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     Section 6.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other


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party, except that Purchaser may assign this Agreement to a corporation of which he owns a majority of the issued and outstanding stock.

     Section 6.8 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be signed as of the date first written above.

                                        PURCHASER:

                                        /s/ Carter D. Pope
                                        -------------------------------
                                        Carter D. Pope



                                        SELLER:

                                        Graphic Industries, Inc.

                                        By:    /s/ Mark C. Pope III
                                           ---------------------------

                                        Name:  Mark C. Pope III
                                             -------------------------

                                        Title: Chairman and Chief
                                               Executive Officer
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